Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Overnite Corporation on Form S-8 of our report on the financial statements of Overnite Holding, Inc. dated March 3, 2003 (August 4, 2003 as to Note 15), appearing in Amendment No. 5 to Registration Statement No. 333-107614 of Overnite Corporation for the year ended December 31, 2002.

Deloitte & Touche LLP

Richmond, Virginia

November 6, 2003